Exhibit 23.3

CONSENT TO INDPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to ING 401(k) Plan for ILIAC Agents of our report dated March 24, 2006, with respect to the consolidated financial statements and schedules of ING Groep N.V. included in the Annual Report on Form 20-F of ING Groep N.V. for the year ended December 31, 2005.

Amsterdam, The Netherlands

September 12, 2006

Ernst & Young Accountants